Updated Corporate History Letter

PeakCart Group Corp. (f/k/a Hydro Power Technologies Inc.
2612 Greenleaf Dr, West Covina, CA 91792
OTC: PYBX

February 13, 2026 To: FINRA Corporate Financing Department
Re: Comprehensive Corporate History of PeakCart Group Corp. (f/k/a Hydro Power Technologies Inc., f/k/a Playbox (US) Inc., f/k/a Boyd Holdings Inc.)

CORPORATE ACTION NUMBER: CAS65287M3V9D3M8

Dear Bethany,

This letter provides a comprehensive and accurate overview of the issuer's corporate history, including all material information pertaining to its incorporation, name changes, domicile changes, business activities, changes in control, acquisitions, dispositions, dissolutions, reinstatements, and other significant events from inception to the current date. This updated letter addresses the inaccuracies noted in the prior submission, specifically correcting the redomicile from Nevada to Wyoming to September 15, 2010 (supported by public filings and attachments) and explaining the three Wyoming entities under the name "Playbox (US) Inc." Information is derived from OTC Markets disclosures, SEC filings (where applicable, CIK 0001365359), Wyoming Secretary of State records, Nevada Secretary of State records, press releases, and supplemental disclosures, including the attached documents.

1. Incorporation and Early History (2005–2010)
   - The issuer was originally incorporated on April 1, 2005, in the State of Nevada as Boyd Holdings Inc. The initial business purpose was to serve as a holding company for music-related ventures.
   - On March 24, 2006, the company amended its articles in Nevada to change its name to Playbox (US) Inc. This change is documented in the issuer's constating documents (e.g., certificate of amendment dated April 12, 2006, per SEC filings).
   - Concurrently, on March 24, 2006, the issuer acquired 100% of PlayBOX Media Limited (PlayBOX UK), a United Kingdom company incorporated on August 21, 2003, for 12,000,000 shares of common stock. PlayBOX UK focused on marketing music and related items, aligning with the issuer's initial business plan. This acquisition marked the issuer's entry into international music distribution.
   - On September 15, 2010, the company redomiciled from Nevada to Wyoming by filing Articles of Domestication with the Wyoming Secretary of State. This was a continuation of the same entity under Wyoming jurisdiction, maintaining the original incorporation date for continuity purposes. This is documented in the Wyoming

Secretary of State's certification (attached PYBX_NV-Wyoming.pdf), OTC disclosures (e.g., Annual Report for period ending September 30, 2010, filed February 9, 2011), and SEC filings. The issuer's current standing in Wyoming is Active (Filing ID available via Wyoming SOS search: https://wyobiz.wyo.gov).
• In 2021, the original Nevada entity was formally dissolved with an effective date of September 11, 2010, to clean up records post-domestication. This is documented in the Nevada Certificate of Dissolution filed February 23, 2021 (attached PYBX Nevada Certificate of Dissolution.pdf and BUSINESS ACKNOWLEDGEMENT_20211260130022520211 0055839.pdf). An Affidavit of Non-Operation was also filed in Nevada attesting to no business activities since a specified date (attached Affidavit of Non-Operation.pdf).

2. Explanation of Multiple Wyoming Entities Under "Playbox (US) Inc."
Upon review of Wyoming Secretary of State records (via wyobiz.wyo.gov), there are three entities or filings under the name "Playbox (US) Inc." or similar variations. The primary entity is the issuer's continuing public company, which redomiciled to Wyoming on September 15, 2010, but was later administratively dissolved due to inactivity. The additional entities stem from administrative dissolutions and subsequent attempts to revive the company during change-of-control efforts. Under Wyoming statutes, certificates of reinstatement are not accepted after a period of two years from dissolution (see attached communications and emails explaining this).

As a result, new certificates of incorporation were required.

On August 9, 2017, a court-granted custodianship by the District Court for the First Judicial District, Laramie County, Wyoming (Case Number 186-067), appointing Wyoming Receivership Company, LLC, to rehabilitate the company (documented in SEC filings and OTC disclosures).

In early 2018 (incorporated January 3, 2018), during an attempted change of control involving H. Wayne Hayes Jr., Adam S. Tracy, Esq., and Asaf Azulay, a new certificate of incorporation was filed in Wyoming by Asaf Azulay because reinstatement was not possible (see attached playbox articles_Ran.pdf).

However, the transaction failed due to issues with the Control Shareholder, Stanley Larsen. A certificate of dissolution was subsequently filed for this entity in the Wyoming Secretary of State signed by Asaf Azulay with contact H. Wayne Hayes Jr.).

• Thereafter, on September 26, 2018, Michael Hough obtained control and filed a new certificate of incorporation in Wyoming for the same reason—reinstatement

was not possible (see attached Hough_Wyoming.pdf and Michael Hough.pdf). This entity affirmed continuity with the original through board resolutions and became the basis for the continuing public company. No material operations or assets were associated with the secondary (January 2018) entity; the issuer is the sole continuing public entity under this name history.. These multiple filings were administrative measures necessary under Wyoming statutes to address dissolution periods, and board resolutions were used to affirm continuity with the original entity for FINRA and OTC Markets purposes (as advised in attached communications and evidenced in OTC disclosures).

3. Business Evolution and Material Events (2006–2019)
   • 2006–2011: Music and Media Focus. Operated primarily through PlayBOX UK, distributing music and related products in the UK and internationally. In approximately 2010, the company explored diversification into building technologies, acquiring Talsa Construction Ltd. and Con-X Construction Ltd. (Con-X acquired on July 2, 2010; specific dates for Talsa not detailed in filings, but acquisitions were short-term). These subsidiaries were sold in June 2011 for nominal consideration, as the ventures did not align with long-term goals. Post-sale, the issuer became largely inactive, with minimal operations and described as a shell company in some periods.
   • 2011–2019: Dormant Period and Change in Control. The issuer had no significant business activities, focusing on maintaining compliance as an OTC Pink sheet company. In 2017–2018, due to inactivity, custodianship proceedings occurred (as detailed in section 2), leading to the multiple Wyoming filings. On August 20, 2019, a change in control occurred when Charged Investments, LLC sold 1,000,000,000 shares of common stock (representing control) to Hydro Power Technologies, Inc. (an Ontario corporation) for undisclosed consideration. Previous officers (including Michael Hough) resigned, and new management was appointed. The shares were held in trust by the transfer agent (Mountain Share Transfer, LLC). No bankruptcy, receivership, or similar proceedings occurred during this period or at any time in the issuer's history, aside from the 2017 custodianship aimed at rehabilitation.

4. Name Change to Hydro Power Technologies Inc. and Business Shift (2020–2023)
   • On April 8, 2020, the Wyoming Secretary of State approved an amendment changing the name to Hydro Power Technologies Inc. This reflected a new direction in green energy, specifically developing the Hammer1 System (a hydraulic transient control valve for hydropower).

• On March 16, 2020, the issuer completed a share exchange with Hydro Power Technologies, Inc. (Ontario), acquiring 100% control of its assets, intellectual property, and operations in exchange for shares. The business focused on hydropower project financing, research, and engineering, with operations based in Burlington, Ontario, Canada.
• 2023 Change in Control: On September 25, 2023, control shifted via appointment of a new board (GianLuca Battistella as CEO/President/Director, Anca Ileana Ene as CFO/Director, Barbara Tognon as Secretary/Director). This was disclosed in OTC supplemental filings (December 18, 2023). The business continued in hydropower but began exploring joint ventures (e.g., with Sheltia Work Trade S.r.l. for waste management and sustainable energy in Europe).5. Recent Changes in Control, Acquisitions, and Name Change to PeakCart Group Corp. (2025–Present)
• July 2025 Change in Control: Effective July 28, 2025 (agreement dated July 24, 2025), BioCube, Inc. (a California corporation founded in 2020, 100% owned by Fengying Guo) acquired controlling preferred stock (Series A and others) from prior holders for $250,000.

This triggered resignations of the 2023 board and appointments of new officers/directors: Fengying Guo (CEO/President/Chairman), Ruiyan Wu (CFO), Lisu Shi (Secretary), Dan Du (Independent Director), Qingchun Yi (Independent Director). Assets related to prior hydropower operations (e.g., interest in Sheltia Work Trade S.r.l. and Hydro Power Technologies, Inc.—Ontario) were disposed as part of the reorganization. Disclosed in OTC Supplemental Information (certified August 15, 2025).
• December 2025 Acquisition and Name Change: On December 31, 2025 (agreement dated November 29, 2025), the issuer acquired 100% of BioCube, Inc. from Fengying Guo in exchange for 10,000 shares of Preferred Series E stock (exchangeable for Series B, convertible into ~30,000,000 common shares, restricted under Rule 144). This transaction, intended as a tax-free reorganization under IRC §§ 368(a)(1)(B) and/or 351, made BioCube a wholly-owned subsidiary. Subsequently, the issuer changed its name to PeakCart Group Corp. (reflected in OTC profile as of January 2026).
• Current Business: Operates in international trade, focusing on premium wine and spirits distribution in the Asia-Pacific market. Holds exclusive rights for various brands and maintains logistics centers in the US, Australia, Netherlands, Singapore, and Vietnam. Headquarters: 2612 Greenleaf Dr, West Covina, CA 91792 (12,000 sq ft facility, $100,000 annual lease). Employees: 10 (as of September 4, 2025). SIC: 5199 (Nondurable goods, misc.). No longer a shell company.

6. Security Information (as of February 13, 2026)
   - Trading Symbol: PYBX
   - Common Stock: Par $0.0001; Authorized: 500,000,000; Outstanding: ~241,590,936 (per last disclosure); Public Float: ~58,840,935.
   - Preferred Classes: Multiple series (A, A-1, E) used in control transactions. Note B, C, D, F Series have been cancelled, with a New Certificate of Designation for B and C. Planned Reverse Split and Conversion E to B then E cancelled.
   - Transfer Agent: Pacific Stock Transfer (registered under Exchange Act).
   - No stock splits, dividends, or trading suspensions in the past 12 months.

This history is complete and accurate based on all available public records and attached documentation.

If additional documentation or clarification is required, please advise.

Sincerely,
/s/ Fengying Guo
Fengying Guo
CEO, President, and Chairman
PeakCart Group Corp.